CHINA LIAONING DINGXU ECOLOGICAL AGRICULTURE DEVELOPMENT, INC AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLAR)

	As of	As of
	September 30, 2011	December 31, 2010
	(Unaudited)	(Unaudited)
ASSETS

Cash and cash equivalents	$ 959,188	79,178
Inventories	1,707	-
Advances to suppliers	1,582,267	-
Other receivables, net	12,951	34,226

Total Current Assets	2,556,113	113,404

Property and equipment, net	4,774,089	6,946
Construction in progress	1,642,991	570,128
Land use right	3,215,295	312,886
Prepaid lease	1,004,889

Total Assets	$ 13,193,377	$ 1,003,364

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Due to related parties	$ 3,442,417	336,851
Other payables	1,335,513	274,975

Total Current Liabilities	4,777,930	611,826

Total Liabilities	4,777,930	611,826

Commitments	-	-

Stockholders' Equity:
Common stock ($0.001 par value; 75,000,000 shares authorized;
6,450,000 shares issued and outstanding at September 30, 2011)	6,450	5,200
Additional paid-in capital	7,719,544	742,336
Statutory reserve	54,176	-
Retained earnings	457,107	(350,427)
Accumulated other comprehensive income	178,170	(5,571)

Total Stockholders' Equity	8,415,447	391,538

Total Liabilities and Stockholders' Equity	$ 13,193,377	$ 1,003,364

CHINA LIAONING DINGXU ECOLOGICAL AGRICULTURE DEVELOPMENT, INC AND SUBSIDIARIES
PEO FORMA CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLAR)

	For the Nine Months Period Ended	For the year Ended
	September 30, 2011	December 31, 2010
	(Unaudited)	(Unaudited)

NET REVENUES	$ 3,163,439	$ -

COST OF REVENUES	1,927,539	-

GROSS PROFIT	1,235,900	-

OPERATING EXPENSES:
Selling	554	-
General and administrative	460,423	350,427

Total Operating Expenses	460,977	350,427

INCOME FROM OPERATIONS	774,923	(350,427)

OTHER INCOME:	104,619	-

INCOME BEFORE PROVISION FOR INCOME TAX	879,542	(350,427)

PROVISION FOR INCOME TAXES	-	-

NET INCOME	$ 879,542	$ (350,427)

COMPREHENSIVE INCOME:
Net income	$ 879,542	$ (350,427)

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	183,741	(5,571)

COMPREHENSIVE INCOME	$ 1,063,283	$ (355,998)

NET INCOME PER COMMON SHARE:
Basic	$ 0.14	$ (0.07)
Diluted	$ 0.15	$ (0.07)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,450,000	5,200,000
Diluted	5,818,116	5,200,000